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                                                                 EXHIBIT (d)(27)

                             THE EDISON PROJECT INC.

                       Nonstatutory Stock Option Agreement

         As of June 30, 1999 (the "Modification Date"), we are hereby amending and restating the option originally granted on [____________] (the "Grant Date"), to provide the option with terms and conditions similar to those provided in options granted under the 1999 Key Stock Incentive Plan of The Edison Project Inc., a Delaware corporation (the "Company"). The amended and restated option is as follows:

1.       Grant of Option.

         This agreement evidences the issuance by the Company on the Grant Date to [____________] (the "Participant") of an option to purchase, in whole or in part, a total of [_________] shares (the "Shares") of Series A Common Stock, $.01 par value per share, of the Company ("Common Stock") at an exercise price of [________] per Share, as amended and restated on June 30, 1999. Unless earlier terminated pursuant to the terms herein, this amended and restated option (the "Option") shall terminate on the date (the "Final Exercise Date") 10 years from the Grant Date.

         It is intended that this Option shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code"). Except as otherwise indicated by the context, the term "Participant," as used in this agreement, shall be deemed to include any person who acquires the right to exercise the Option validly under its terms.

2.       Vesting Schedule.

         The Option shall vest as follows:

         (a) Of the total Shares in the Option, [________] are vested as of the Modification Date.

         (b) The remaining [________] Shares in the Option shall vest as follows: (i) [_______] Shares shall vest at the end of each month beginning July, 1999 and ending [___________] and (ii) [______] Shares shall vest on the last day of [___________]; provided, however, that if Participant is no longer employed by the Company, the balance of the Option shall cease vesting as of the effective date of Participant's termination of employment.

         (c) The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this Option under Section 3 hereof.

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3.       Exercise of Option.

         (a) Form of Exercise. Each election to exercise this Option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in this
                  Section 3. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this Option may be for any fractional share or for fewer than ten whole shares.

         (b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this Option may not be exercised unless the Participant, at the time he or she exercises this Option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an "Eligible Participant").

         (c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this Option shall terminate two years after such cessation (but in no event after the Final Exercise Date), provided that this Option shall be exercisable only to the extent that the Participant was entitled to exercise this Option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of this agreement, any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this Option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

         (d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for "cause" as specified in paragraph (e) below, this Option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant, or the beneficiary designated, in a manner determined by the Board, by the Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"); provided that this Option shall be exercisable only to the extent that this Option was exercisable by the Participant on the date of his or her death or disability, and further provided that this Option shall not be exercisable after the Final Exercise Date. In the absence of an effective designation by the Participant, the Designated Beneficiary shall mean the Participant's estate.

         (e) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for "cause" (as defined below), the right to exercise this Option shall terminate immediately upon the effective date of such discharge. "Cause" shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of Section 6 or Section 7 of this agreement or any provision of any employment, consulting, advisory, non-

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                  disclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for "Cause" if the Company determines, within 30 days after the Participant's resignation, that discharge for cause was warranted.

         (f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted herein shall be paid for as follows:

                  i. in cash or by check, payable to the order of the Company;

                  ii. by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price;

                  iii. by delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

                  iv. when the Common Stock is registered under the Securities Exchange Act of 1934 as amended (the "Exchange Act"), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), provided

                           (A) such method of payment is then permitted under applicable law and

                           (B)      such Common Stock was owned by the
                                    Participant at least six months prior to such delivery;

                  v. by delivery of a promissory note of the Participant to the Company on terms determined by the Board;

                  vi. by payment of such other lawful consideration as the Board may determine, in its sole discretion; or

                  vii. by any combination of the above permitted forms of payment.

4.       Right of First Refusal.

         (a) If the Participant proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively, "transfer") any Shares acquired upon exercise of this Option, then the Participant shall first give written notice of the proposed transfer (the "Transfer Notice") to the Company. The Transfer Notice shall name the proposed transferee and state the number of such Shares the Participant proposes to transfer (the "Offered Shares"), the price per share and all other material terms and conditions of the transfer.

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         (b)      For 30 days following its receipt of such Transfer Notice, the
                  Company shall have the option to purchase all (but not less than all) of the Offered Shares at the price and upon the terms set forth in the Transfer Notice. In the event the Company elects to purchase all of the Offered Shares, it shall give written notice of such election to the Participant within such 30-day period. Within 10 days after his or her receipt of such notice, the Participant shall tender to the Company at its principal offices the certificate or certificates representing the Offered Shares, duly endorsed in blank by the Participant or with duly endorsed stock powers attached thereto, all in a form suitable for transfer of the Offered Shares to the Company. Promptly following receipt of such certificate or certificates, the Company shall deliver or mail to the Participant a check in payment of the purchase price for the Offered Shares; provided that if the terms of payment set forth in the Transfer Notice were other than cash against delivery, the Company may pay for the Offered Shares on the same terms and conditions as were set forth in the Transfer Notice; and provided further that any delay in making such payment shall not invalidate the Company's exercise of its Option to purchase the Offered Shares.

         (c) If the Company does not elect to acquire all of the Offered Shares, the Participant may, within the 30-day period following the expiration of the option granted to the Company under subsection (b) above, transfer the Offered Shares to the proposed transferee, provided that such transfer shall not be on terms and conditions more favorable to the transferee than those contained in the Transfer Notice. Notwithstanding any of the above, all Offered Shares transferred pursuant to this
                  Section 4 shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

         (d) After the time at which the Offered Shares are required to be delivered to the Company for transfer to the Company pursuant to subsection (b) above, the Company shall not pay any dividend to the Participant on account of such Offered Shares or permit the Participant to exercise any of the privileges or rights of a stockholder with respect to such Offered Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Offered Shares.

         (e) The following transactions shall be exempt from the provisions of this Section 4:

                  i. any transfer of Shares to or for the benefit of any spouse, child or grandchild of the Participant, or to a trust for their benefit;

                  ii. any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"); and

                  iii. the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation);

                  provided, however, that in the case of a transfer pursuant to clause (i) above, such Shares shall remain subject to the right of first refusal set forth in this Section 4 and such transferee shall, as a condition to such transfer, deliver to the Company

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                  a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Section 4.

         (f) The Company may assign its rights to purchase Offered Shares in any particular transaction under this Section 4 to one or more persons or entities.

         (g) The provisions of this Section 4 shall terminate upon the earlier of the following events:

                  i. the closing of the sale of shares of Common Stock in an underwritten public offering pursuant to an effective registration statement filed by the Company under the Securities Act; or

                  ii. the sale of all or substantially all of the capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 75% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

         (h)      The Company shall not be required

                  i. to transfer on its books any of the Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Section 4, or

                  ii. to treat as owner of such Shares or to pay dividends to any transferee to whom any such Shares shall have been so sold or transferred.

5.       Adjustments for Changes in Common Stock and Certain Other Events.

         (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, the number and class of securities and exercise price per share subject to this Option shall be appropriately adjusted by the Company to the extent the Board shall determine, in good faith, that such an adjustment is necessary and appropriate. If this Section 5(a) applies and Section 5(c) also applies to any event, Section 5(c) shall be applicable to such event, and this Section 5(a) shall not be applicable.

         (b) Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participant provide that this Option, to the extent then unexercised, will

                  i. become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution, and

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                  ii.      terminate effective upon such liquidation or
                           dissolution, except to the extent exercised before such effective date.

         (c)      Acquisition Events.

                  i.       Definition. An "Acquisition Event" shall mean:

                           (A) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or

                           (B) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction.

                  ii. Consequences of an Acquisition Event. Upon the occurrence of an Acquisition Event, or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall provide that this Option shall be assumed, or an equivalent option shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). For purposes hereof, this Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of this Option to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Acquisition Event.

                           Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for this Option, then the Board shall, upon written notice to the Participant, provide that all this Option, to the extent then unexercised, will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participant before the consummation of such Acquisition Event; provided, however, that in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock

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                           surrendered pursuant to such Acquisition Event (the
                           "Acquisition Price"), then the Board may instead provide that this Option shall terminate upon consummation of such Acquisition Event and that the Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which

                           (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to this Option (whether or not then exercisable) exceeds

                           (B) the aggregate exercise price of such this Option.

6.       Confidentiality.

         To the extent Participant acquires non-public information with respect to the Company, including without limitation, technical, financial, competitive, marketing, sales, and business information, documents and tangible items (collectively, the "Information"), Participant shall keep such Information strictly confidential and not at any time hereafter disclose or divulge such Information to any person, firm or corporation or otherwise use such Information for any such purpose (other than for the purposes of the Company) without the prior written consent of the Company.

7.       Non-Competition and Non-Solicitation.

         (a) Participant agrees that until the latter of (x) one year after the expiration of the Option, or (y) such time as Participant ceases to own the Shares, Participant shall not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder or partner, or have any financial interest, in any business which competes with the business of the Company, or any subsidiary of the Company (collectively "Edison"). For the purposes hereof, a competing business shall mean any business which directly competes with any of the businesses of Edison, as such businesses shall exist during Participant's ownership of the Option, or the Shares, for example, the business of managing public and/or private schools for profit, but a competing business shall not include the traditional non-profit education business, so long as such activities do not violate the confidentiality provisions of this agreement. Ownership by Participant of publicly traded stock of any corporation conducting such competing business, as defined herein, shall not be deemed a violation of the preceding two sentences, provided that the Participant does not own more than three percent (3%) of the stock of any such corporation.

         (b) Participant agrees that until the latter of (x) one year after the expiration of the Option, or (y) such time as Participant ceases to own the Shares, Participant shall not, directly or indirectly, solicit the employment or other services of any executive employee of the Company. For the purposes of the foregoing, any executive employee who within twelve months of terminating his or her employment with the Company becomes employed by any person or entity in which Participant is an officer or director or owner of more than an aggregate of three percent (3%) of the outstanding stock or equity therein shall be deemed, prima facie, to have been so solicited.

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8.       Agreement in Connection with Public Offering.

         The Participant agrees, in connection with the initial underwritten public offering of the Company's securities pursuant to a registration statement under the Securities Act:

                  i. Not to sell, make a short sale of, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock held by the Participant (other than those shares included in the offering) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company's securities for a period of 180 days from the effective date of such registration statement; and

                  ii. To execute any agreement reflecting clause (i) above as may be requested by the Company or the managing underwriters at the time of such offering.

9.       Miscellaneous.

         (a) No Right To Employment or Other Status. The grant of this Option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under this agreement, except as expressly provided in this agreement.

         (b) No Rights As Stockholder. Subject to the provisions of this agreement, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any Shares to be distributed with respect to this Option until becoming the record holder of such Shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of Shares subject to this Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then the Participant, if exercising this Option between the record date and the distribution date for such stock dividend, shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

         (c) Transferability of this Option. Except as the Board may from time to time otherwise determine or provide, this Option shall not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to the Participant, to the extent relevant in the context, shall include references to authorized transferees.

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         (d)      Amendment of Agreement. Except as otherwise provided herein, this agreement may be amended only by a writing signed by the Company and the Participant or the Designated Beneficiary.

         (e) Withholding. The Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with this Option no later than the date of the event creating the tax liability. When the Common Stock is registered under the Exchange Act, the Participant may, to the extent then permitted under applicable law, satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from this Option, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

         (f) Conditions on Delivery of Shares. The Company will not be obligated to deliver any Shares pursuant to this Option until

                  (i) all conditions of this Option have been met the satisfaction of the Company,

                  (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and

                  (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

         (g) Governing Law. The provisions of this agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.


        IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement or caused this agreement to be executed and delivered by their authorized representatives as of the date first set forth above.


PARTICIPANT                         THE EDISON PROJECT INC.

________________________            By: _________________________
                                    Name: H. Christopher Whittle
                                    Title: President and Chief Executive Officer

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